Exhibit 99.1
Motorola Announces Decision to Terminate Shareholder Rights Plan
Also Implements Policy to Seek Shareholder Approval of Any Future Plan
SCHAUMBURG, Ill. — 27 July 2006 — Motorola, Inc. (NYSE: MOT) announced that its Board of Directors has voted to terminate the company’s shareholder rights plan (a device which is sometimes referred to as a “poison pill”). Additionally, Motorola has established a new governance policy providing that any new shareholder rights plan must be subject to shareholder approval within twelve months of its adoption. Subject to this requirement, the Board, by a majority vote of its independent directors, maintains the flexibility to adopt a new shareholder rights plan in the future.
“Our decision to terminate the shareholder rights plan and establish this new policy reflects the Board’s continuing commitment to corporate governance best practices,” said Ed Zander, Motorola Chairman and Chief Executive Officer. “The Board believes that our new policy is responsive to our shareholders’ concerns and also adequately protects our shareholders’ best interests.”
The Board’s actions will accelerate the expiration date of the Company’s current shareholder rights plan to August 1, 2006. It was due to expire in November 2008. The shareholder rights plan being terminated was put in place in 1998 to help assure that all Motorola shareholders receive fair treatment and value in the event of an unsolicited attempt to gain control of the Company.
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About Motorola
Motorola is known around the world for innovation and leadership in wireless and broadband communications. Inspired by our vision of Seamless Mobility, the people of Motorola are committed to helping you get and stay connected simply and seamlessly to the people, information, and entertainment that you want and need. We do this by designing and delivering “must have” products, “must do” experiences and powerful networks — along with a full complement of support services. A Fortune 100 company with global presence and impact, Motorola had sales of US $35.3 billion in 2005. For more information about our company, our people and our innovations, please visit www.motorola.com.
Media Contact:
Jennifer Weyrauch
+1-847-435-5320
Jennifer.Weyrauch@motorola.com
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© Motorola, Inc. 2006